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                                                           EXHIBIT 12.1

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

                                                      WinStar Communications, Inc
                                      Ratio of earnings to combined fixed charges and preferred stock dividends
                                                           (in thousands)

                                                                                                TEN MONTHS
                                                                                                  ENDED           YEAR ENDED
                                                           YEAR ENDED FEBRUARY 28,             DECEMBER 31,     DECEMBER 31, 1996
                                                    --------------------------------------   -----------------  --------------

                                                       1993         1994          1995             1995            ACTUAL
                                                       ----         ----          ----             ----            ------

EARNINGS:
      Net loss from continuing operations
             before income taxes                      $(4,594)      $(8,205)     $(7,226)     $  (16,094)     $  (82,713)
      Adjustments to Earnings:
             Fixed Charges, as Detailed Below             674           915          900           8,063          38,520
             Interest Capitalized                           -             -            -               -            (320)
             Extraordinary item                             -          (194)           -               -               -
             Minority interest in WinStar
               Gateway Network                              -          (155)           -               -               -
                                                    -----------  ------------  -----------   -------------  --------------

      Earnings as Adjusted                            $(3,920)      $(7,639)     $(6,326)     $   (8,031)     $  (44,513)
                                                    ===========  ============  ===========   =============  ==============

FIXED CHARGES:

      Interest Expense                                $   567       $   793      $   733      $    7,715      $   36,834

      Capitalized Interest                                  -             -            -               -             320

      Portion of Rental Expense which is
        Representative of Interest                        107           122          167             348           1,366
                                                    -----------  ------------  -----------   -------------  --------------

         Total Fixed Charges                              674           915          900           8,063          38,520

PREFERRED STOCK DIVIDENDS:                                 85            68           62             216               -
--------------------------                          -----------  ------------  -----------   -------------  --------------

COMBINED FIXED CHARGES AND
      PREFERRED STOCK DIVIDENDS:                      $   759       $   983      $   962      $    8,279      $   38,520
      --------------------------                    ===========  ============  ===========   =============  ==============


DEFICIENCY IN EARNINGS TO COVER COMBINED
      FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:                                $(4,679)      $(8,622)     $(7,288)     $  (16,310)     $  (83,033)
      ----------------                              ===========  ============  ===========   =============  ==============

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                                                  YEAR ENDED DECEMBER 31, 1996             SIX MONTHS ENDED JUNE 30,
                                                  -------------------------------------------------------------------------------
                                                                                                           1997           1997
                                                  PRO FORMA     AS ADJUSTED       1996        1997      PRO FORMA     AS ADJUSTED
                                                  ---------     -----------       ----        ----      ---------     -----------


EARNINGS:
      Net loss from continuing operations
             before income taxes                 $  (131,965)    $  (138,459)   $  (28,152) $ (100,295)  $ (108,771) $  (112,018)
      Adjustments to Earnings:
             Fixed Charges, as Detailed Below          79,603          86,011        18,375      33,314       41,748       45,037
             Interest Capitalized                        (320)           (320)            -      (1,244)      (1,244)      (1,244)
             Extraordinary item                             -               -             -           -            -            -
             Minority interest in WinStar
               Gateway Network                              -               -             -           -            -            -
                                                 -------------- --------------- --------------------------------------------------

      Earnings as Adjusted                        $   (52,682)    $   (52,768)   $   (9,777) $  (68,225)  $  (68,267) $   (68,225)
                                                 ============== =============== ==================================================

FIXED CHARGES:

      Interest Expense                            $    77,917     $    84,325    $   17,692  $   31,034   $   39,468  $    42,757

      Capitalized Interest                                320             320             -       1,244        1,244        1,244

      Portion of Rental Expense which is
        Representative of Interest                      1,366           1,366           683       1,036        1,036        1,036
                                                 -------------- --------------- --------------------------------------------------

         Total Fixed Charges                           79,603          86,011        18,375      33,314       41,748       45,037

PREFERRED STOCK DIVIDENDS:                              6,000           6,000             -       2,346        3,000        3,000
--------------------------                       -------------- --------------- --------------------------------------------------

COMBINED FIXED CHARGES AND
      PREFERRED STOCK DIVIDENDS:                  $    85,603     $    92,011    $   18,375  $   35,660   $   44,748  $    48,037
      --------------------------                 ============== =============== ==================================================


DEFICIENCY IN EARNINGS TO COVER COMBINED
      FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:                             $ (138,285)    $  (144,779)   $  (28,152) $ (103,885)  $ (113,015) $  (116,262)
      ----------------                           ============== =============== ==================================================

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